Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

March 26, 2014

MEDIA CONTACT: Tom Fitzgerald

703-903-2476

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC ANNOUNCES SETTLEMENTS TOTALING APPROXIMATELY

$5.1 BILLION WITH BANK OF AMERICA

MCLEAN, VA - Freddie Mac (OTCQB: FMCC) today announced that, in conjunction with Fannie Mae and FHFA, it has entered into an agreement with Bank of America to settle claims related to investments by Freddie Mac and Fannie Mae in certain residential non-agency mortgage-related securities originated, issued or underwritten by Bank of America and certain affiliates.

Separately, Freddie Mac also entered into a settlement with Bank of America concerning Freddie Mac claims related to representations and warranties on single-family loans underlying five Freddie Mac Structured Pass-Through Certificates (known as “T-Deals”).

Under the agreements, Freddie Mac will receive a total of approximately $5.1 billion from Bank of America.

“We are pleased that we have resolved this matter with one of our largest seller/servicer customers and counterparties,” said Freddie Mac CEO Donald H. Layton. “This settlement is an equitable outcome that allows both Freddie Mac and Bank of America to put these issues behind us and focus on the future.”

Details of the settlement agreements are as follows:

•	On March 25, 2014, Fannie Mae, Freddie Mac and FHFA entered into an agreement with Bank of America and certain affiliates to settle litigation initiated by FHFA relating to investments by Fannie Mae and Freddie Mac in certain residential non-agency mortgage-related securities and to resolve other claims not included in the FHFA litigation. Under the terms of the agreement, Bank of America will make a cash payment of approximately $4.95 billion to Freddie Mac to satisfy these claims and to purchase from Freddie Mac certain residential non-agency mortgage-related securities with an unpaid principal balance of approximately $3.1 billion.

•	On March 25, 2014, Freddie Mac entered into an agreement with Bank of America under which Freddie Mac will release Bank of America and certain affiliates from existing and future loan repurchase obligations arising from the origination of mortgage loans underlying five Freddie Mac T-Deals. In exchange, Bank of America has agreed to pay Freddie Mac a total of $134 million. The agreement was approved by FHFA, as Freddie Mac’s Conservator.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com , Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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